EXHIBIT 99

FOR IMMEDIATE RELEASE

Media Contact:
Keri Lucas
Director of Public Relations
614.278.7023
klucas@biglots.com

Big Lots, Inc. Names New CFO

Columbus, Ohio (January 7, 2004) — Big Lots, the nation’s largest broadline closeout retailer is announcing the appointment of Joe R. Cooper as the Company’s new senior vice president and chief financial officer. Cooper, who most recently served as the Company’s vice president and treasurer, will replace Jeffrey G. Naylor. Naylor announced his resignation effective January 30 and has accepted a position as chief financial officer with a Fortune 200 company, details of which will be announced by his new employer.

“We are fortunate to have a strong finance organization with a proven contributor in Joe Cooper available for promotion to CFO” said Al Bell, vice chairman and chief administrative officer. “We look forward to a seamless transition and are pleased with the financial knowledge and over 20 years of retail experience Joe brings to the position.” Cooper joined the company in May 2000 heading up strategic planning and investor relations. Later that year his role was expanded when appointed vice president and treasurer. Prior to joining Big Lots, Cooper held the positions of financial controller for Bath & Body Works and vice president of finance at KinderCare Learning Centers. Cooper held positions of increasing responsibility with Limited Brands and KPMG earlier in his career. Cooper is a CPA and holds a BBA and an MBA from Stetson University.

Upon announcing Naylor’s departure Bell commented, “Jeff has been a valued member of our management team and has led improvements across all areas of our finance organization. All of us at Big Lots appreciate his significant contributions and wish him the best.”

Big Lots also announced that Timothy A. Johnson is being promoted to vice president, strategic planning and investor relations. Johnson joined Big Lots in August 2000 as director of strategic planning. Previously, Johnson held positions with Structure, Inc., Limited Brands, and PricewaterhouseCoopers. Johnson is a CPA and holds a BS degree from Miami University. “Tim is an experienced retail financial executive who has contributed significantly to Big Lots’ success over the past 3 years. His strengths in analysis, strategic planning and communication make him an ideal fit for his new position,” noted Bell.

Cooper will serve as interim treasurer while the Company conducts a search for a replacement.

Big Lots, Inc. (www.biglots.com) is the nation’s largest broadline closeout retailer with annual revenues exceeding $4 billion. Headquartered in Columbus, Ohio, Big Lots operates more than 1,400 retail stores serving 45 states. Four regional distribution centers throughout the country, ranging in size from 1 million to 3 million square feet, provide the company’s stores with brand name products from more than 3,000 manufacturers. Big Lots offers merchandise at 20 to 40 percent below most discount retailers and up to 70 percent below conventional retailers. Founded in 1967, the company employs more than 40,000 associates across the U.S. By creating excitement with brand-name closeouts and bargains through a unique shopping experience, Big Lots meets the needs of customers by providing an assortment of merchandise including consumables, seasonal products, furniture and home, housewares, toys, and gifts. Big Lots, a Fortune 500 company, is traded on the New York Stock Exchange under the symbol BLI.